Exhibit 99.1

FOR IMMEDIATE RELEASE

The Jones Group
Investor Contact:
John T. McClain, Chief Financial Officer
The Jones Group
(212) 703-9189

Media Contacts:
Joele Frank and Sharon Stern
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

THE JONES GROUP SHAREHOLDERS APPROVE
MERGER WITH SYCAMORE PARTNERS

Transaction Expected to Close Promptly

New York, New York – April 7, 2013 –– The Jones Group Inc. (NYSE: JNY) (“The Jones Group” or the “Company”) announced that, at today’s special meeting, The Jones Group shareholders overwhelmingly voted to approve the agreement pursuant to which affiliates of Sycamore Partners will acquire The Jones Group for $15.00 per share in cash, or a total transaction value of approximately $2.2 billion. With today’s approval of the proposals by The Jones Group shareholders, The Jones Group Inc. and Sycamore Partners have received all requisite approvals required to complete the transaction. The companies are committed to a seamless transition and expect to close the transaction promptly.

Wesley R. Card, The Jones Group Chief Executive Officer, said: “We are pleased to have received such positive shareholder support for the merger with Sycamore Partners. We believe this transaction represents the best outcome for The Jones Group, our shareholders and the loyal customers of our brands, and we expect a seamless transition following the transaction close. The Jones Group Board of Directors and management team have worked diligently to advance the best interests of all of the Company’s shareholders, and we are grateful for the support received for the Board’s recommendations. We are also appreciative of the talented and committed employees of The Jones Group, who have worked so hard throughout this process.”

Based on a preliminary vote assessment, approximately 79.1% of the Jones Group total outstanding shares as of the March 5, 2014 record date for the special meeting were represented, and approximately 98.8% were voted in favor of the merger agreement. The Jones Group had 78,858,502 shares of common stock outstanding as of the record date for the special meeting.

Citigroup Global Markets, Inc. is acting as financial advisor to The Jones Group and Peter J. Solomon Company is acting as financial advisor to the Company’s Board of Directors. Cravath, Swaine & Moore LLP is acting as legal advisor to The Jones Group and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to the independent directors of the Company’s Board of Directors.

About The Jones Group Inc.

The Jones Group Inc. (www.jonesgroupinc.com) is a leading global designer, marketer and wholesaler of over 35 brands with product expertise in apparel, footwear, jeanswear, jewelry and handbags. The Jones Group has a reputation for innovation, excellence in product quality and value, operational execution and talent. The Company also markets directly to consumers through branded specialty retail and outlet stores, through concessions at upscale department stores and through its e-commerce sites.
The Company’s internationally recognized brands and licensing agreements (L) include: Nine West, Jones New York, Anne Klein, Kurt Geiger, Rachel Roy (L), Robert Rodriguez, Robbi & Nikki, Stuart Weitzman, Easy Spirit, Carvela, Gloria Vanderbilt, l.e.i., Bandolino, Enzo Angiolini, Nine & Co., Joan & David, Miss KG, Kasper, Energie, Evan-Picone, Le Suit, Mootsies Tootsies, Erika, Napier, Jessica Simpson (L), Givenchy (L), Judith Jack, Albert Nipon, Pappagallo and Rafe (L).

Cautionary Statement Regarding Forward-Looking Statements

Statements about the expected timing, completion and effects of the merger, and all other statements made in this communication that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as “may,” “will,” “expect,” “plan,” “anticipate,” “believe,” or “project,” or the negative of those words or other comparable words. Any forward-looking statements included in this communication are made as of the date hereof only, based on information available to the Company as of the date hereof, and subject to applicable law to the contrary, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those suggested by the projected results in such forward-looking statements. Such risks and uncertainties include, among others: any conditions imposed on the parties in connection with the consummation of the transactions described herein; the Company’s ability to maintain relationships with customers, employees or suppliers following the announcement of the merger agreement and the transactions contemplated thereby; the ability of third parties to fulfill their obligations relating to the proposed transactions, including providing financing under current financial market conditions; the ability of the parties to satisfy the conditions to closing of the proposed transactions; the risk that the merger and the other transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all; and the risks that are described from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including the Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 18, 2014 and amended on April 1, 2014, in other of the Company’s filings with the SEC from time to time, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and on general industry and economic conditions. The Company believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations. Any or all of the Company’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond the Company’s control.